Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
The Board of Directors
Complete Production Services, Inc.:
We consent to the inclusion by reference in this registration statement on Form S-8 of our report dated December 9, 2004, on our audits of the financial statements of Oil Tool Rentals, Inc., as of and for the periods ended December 31, 2002, December 31, 2003 and September 30, 2004, of our report dated December 9, 2004, on our audit of the consolidated financial statements of Hamm Co., as of and for the period ended September 30, 2004, and of our report dated February 27, 2004, on our audit of the consolidated financial statements of Hamm Co., as of and for the period ended December 31, 2003, each contained in Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-128750) and related Prospectus of Complete Production Services, Inc.
/s/ BKD, LLP
Tulsa, Oklahoma
August 4, 2006